Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

January 19, 2012

Ms. Ellen T. Harmon
16 Hillandale Road
Rye Brook, NY  10573

Dear Ellen:

ATMI, Inc., a Delaware corporation (the “Company”), wishes to obtain and you wish to provide your services as an employee of the Company on the terms and subject to the conditions set forth herein. As used herein, the “ATMI Group” means the Company, Advanced Technology Materials, Inc., a Delaware corporation (“ATMI Sub”), and their respective subsidiaries and affiliates.

This Agreement is intended to amend and restate in its entirety your existing Employment Agreement with the Company, dated January 14, 2008, as previously amended April 14, 2008.

Accordingly, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, effective the date of this Agreement, the Company and you intending to be legally bound agree as follows:

1.           Position and Responsibilities.

1.1           You shall serve as Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary of the Company and ATMI Sub. You shall perform your duties at the Company’s Danbury, Connecticut headquarters or at such other place as you and the Company shall mutually agree. You shall travel from time to time as reasonably required in connection with the performance of your duties. You shall report directly to the CEO of the Company and ATMI Sub.

1.2           Subject to Section 5, you will, to the best of your ability, devote your full business time and good faith efforts to the performance of your duties hereunder and to the business and affairs of the ATMI Group. You agree to serve as an officer of the Company and ATMI Sub, if elected by their respective Boards of Directors, and to perform such executive duties consistent with your position as Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary of the Company as may be reasonably assigned to you by their respective CEOs and Boards of Directors from time to time.

1.3           You will duly, punctually and faithfully perform and observe any and all reasonable rules and regulations that the ATMI Group may now or shall hereafter establish (if and once communicated to you) governing the conduct of the ATMI Group's business and generally applicable to similarly situated employees or officers of the ATMI Group.

2.           Term of Employment.

2.1           Your employment is “at will,” subject to the Company's obligations as hereinafter provided in this Section 2, and the other terms and conditions of this Agreement (as then in effect) shall continue. Section 2.5, 2.6 and 2.7 will apply to termination of your employment by the Company without Cause (other than pursuant to Section 2.2(c)) or by you pursuant to Section 2.3.

2.2           The Company shall have the right, on written notice to you specifying the reason, to terminate your employment:

(a) immediately for Cause (as defined in Section 2.4), subject to the cure rights set forth in Section 2.4 below, or

(b) subject to Section 2.5 hereof, at any time without Cause, or

(c) in the event of your total disability, meaning that, in the reasonable determination of the Board of Directors of the Company, a mental or physical condition renders you unable or incompetent to carry out the essential functions of your position (with reasonable accommodation to the extent required pursuant to the Americans with Disabilities Act) for a period of ninety (90) consecutive days; provided that, if the ATMI Group's long-term disability (“LTD”) program now or later requires a disability to continue for more than 90 days to be eligible for LTD benefit coverage, you shall be allowed to take unpaid leave of absence in lieu of termination under Section 2.2(b) or (c) until such time as you qualify for LTD benefits if such leave will enable you to so qualify.

2.3           You shall have the right to terminate your employment for “Good Reason,” which shall mean a resignation of your employment and your Separation from Service (as defined for purposes of §409A of the Internal Revenue Code) within less than two years following the initial existence of one or more of the following conditions arising without your consent:

(a) any material reduction in your position, duties or authority as described herein (except in connection with a termination pursuant to Section 2.2(a) or (c)), including, without limitation, any failure by the Boards of Directors of the Company or ATMI Sub to elect or re-elect you to your positions as Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary thereof;

(b) any material reduction in your Base Salary under Section 3.1 below;

(c) any relocation of your primary place of employment more than 50 miles;

(d) any other material breach by the Company of any of its obligations to you under this Agreement; or

(e) any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option, restricted stock or restricted stock unit agreement referred to herein, unless such awards have fully vested);

provided, in each case, that a prior written notice specifying the reasons within ninety (90) days after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and that “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice.  In addition, until your actual Separation from Service you must remain willing and able to continue to perform services in accordance with the terms of this Agreement and you must not be in breach of any of your obligations hereunder.

2.4           The term “Cause” shall mean (i) your conviction of or plea of nolo contendere with respect to any crime constituting a felony in the jurisdiction involved (whether or not involving the ATMI Group but excluding traffic offenses which do not bring you or the ATMI Group into disgrace or disrepute); (ii) your engaging in any wrongful act or act of moral turpitude that would be reasonably likely to materially harm the business or reputation or business relationships of the ATMI Group or yourself; (iii) willful misconduct or gross neglect in the performance of your duties; (iv) any willful failure or refusal to perform such duties as may reasonably be assigned to you by the Board of Directors of ATMI or ATMI Sub or their CEOs pursuant to this Agreement; or (v) a material breach by you of any provision of this Agreement or the published policies of the ATMI Group, as amended from time to time; provided, however, that with respect to clauses (ii), (iii), (iv) or (v), you shall have received written notice from the Company setting forth the alleged act or failure to act constituting “Cause” hereunder, and, if such act or failure to act is susceptible of cure, you shall not have cured such act or failure to act within thirty (30) days of such notice. For purposes of this Section 2.4, an action or inaction shall not be treated as “willful misconduct” if authorized by the Board of Directors of the Company or taken in the good faith belief that it was in, or not opposed to, the best interests of the ATMI Group.

2.5           Subject to Section 2.7 and in addition to any amounts specified in Section 2.8, in the event of the termination of your employment pursuant to Section 2.2(b) or Section 2.3 under circumstances that constitute an Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code), the Company shall pay to you a separation pay benefit equal to your annual Base Salary as of the date of your Separation from Service and paid in 12 equal monthly installments.

(a)  Payment of your separation pay benefit shall commence on the 30th day after your Separation from Service, and shall continue in monthly installments thereafter until all 12 payments are made; provided that you shall have executed and not revoked the release provided in Section 2.7 on or before such 30th day.

(b)  In the event the value of the separation pay benefit shall exceed two times the lesser of your annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas. Reg. §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (a), above, but instead shall be paid in six equal monthly installments, without interest, commencing as of the first of the month after the date that is six months after your Separation from Service date.

(c)  In no event shall payments be accelerated, nor shall you be eligible to defer payments to a later date.

In addition, (1) if you elect COBRA continuation of your medical and/or dental insurance benefits, the Company shall contribute to cost of such benefits on the same basis the Company would have contributed to the cost of your coverage had you continued to be an active employee of the Company and (2) for a one-year period from your Separation of Service date, the Company will provide you with disability insurance benefits on the same basis as the Company would have provided you with such benefits had you continued to be an employee of the Company during such period.

2.6           Subject to Section 2.7 and in addition to amounts specified in Section 2.5, in the event of the termination of your employment pursuant to either Section 2.2(b) or Section 2.3 under circumstances that constitute an Involuntary Separation from Service with the Company (as defined for purposes of §409A of the Internal Revenue Code) and within 548 days after a “change in control” of the Company:

(a) all stock options held by you to purchase shares of the Company common stock shall become fully vested and immediately exercisable and shall remain exercisable for no less than one year after such termination, notwithstanding the vesting and exercise provisions of any stock option award agreement concerning such options but subject to the expiration date provided in such option agreement without regard to a termination of employment, and all restricted stock and restricted stock units issued to you in connection with your employment shall be fully vested notwithstanding the vesting provisions of any restricted stock agreement concerning such restricted stock or restricted stock unit agreement concerning such restricted stock units; provided, however, that any restricted stock granted prior to December 31, 2011 that is within its first year of grant and remains subject to a performance component which has not yet been determined shall vest only at the target level provided in the grant; and provided, further, that any restricted stock units granted after December 31, 2011 that remain subject to a performance component which has not yet been determined shall vest based on performance through the date of such Separation of Service; and

(b) you will be entitled at a minimum to the target amount under any bonus plans then in effect as if fully earned, which amount shall be paid to you within two and one-half months after the end of the year in which your Separation from Service occurs.

To the extent that the vesting of all or some of your restricted stock or restricted stock units, as provided in the preceding sentence, is not permitted under Section 7.3 of the ATMI Inc. 2003 Stock Plan (the “2003 Plan”), Section 7.3 of the ATMI Inc. 2010 Stock Plan (the “2010 Plan”) or a comparable provision of any other plan under which such shares or units are granted, such shares or units shall not vest.  In lieu thereof, the Company will pay you within ten (10) days after your Involuntary Separation from Service an amount in cash equal to the fair market value as of the date of your termination of employment of those restricted shares or restricted stock units that do not vest, determined pursuant to Section 6.1(c) of the 2003 Plan, Section 6.1(c) of the 2010 Plan or a comparable provision of any other plan under which such shares or units are granted.

Benefits payable under this Section 2.6 or Section 2.5 or Section 2.8 upon or following a change in control may subject you to an excise tax (the “Excise Tax”) on “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).  In the event that you become entitled to any such payments and/or benefits or any other amounts in the “nature of compensation” upon or following a change in control, (all such payments and benefits, including the payments and benefits provided under this Employment Agreement, as amended, being hereinafter called “Total Payments”) that would be subject (in whole or part) to the Excise Tax imposed under Section 4999 of the Code, the Total Award shall be reduced, if and to the extent provided below, so that no portion of the Total Payments is subject to the Excise Tax.  The reduction provided in the foregoing sentence shall only occur if (i) the net present value of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net present value of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments).  In the event that the Total Award is reduced in accordance with the preceding sentence, such reduction shall first be applied to cash payments to which you are entitled to receive under this Employment Agreement, as amended, and, to the extent such cash payments are not sufficient to satisfy the Excise Tax, then such reduction shall apply to Company equity or equity-linked awards then held by you.  All determinations required to be made under this section shall be made by the Compensation Committee of the Board of Directors of the Company after consultation with any advisors it shall deem appropriate.  If any portion of the Total Payments becomes subject to the Excise Tax, you acknowledge and agree that the payment of such tax, together with any interest and penalties, shall be your sole responsibility.

With respect to any payments made pursuant to this Section 2.6, in no event shall you have the right to designate the year of payment.

For purposes of this Section 2.6, a “change in control” of the Company shall be deemed to have taken place if:  (i) a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of the Company; (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company; (iii) the sale of all or substantially all of the assets of the Company (on a consolidated basis) in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company; or (iv) the following individuals cease, for any reason (other than an act of God), to constitute a majority of the number of directors of the Company then serving:  individuals who, on the Effective Date, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment or election or nomination for election was previously so approved.

2.7           As a condition to your receipt of any payments and benefits provided for in Section 2.5, you must execute a general release agreement, in a form reasonably satisfactory to the Company, within the timeframe specified in Section 2.5, releasing any and all claims arising out of or related to your employment (subject to the limitations set forth in this Section 2.7), provided that such requirement shall not apply after a change in control of the Company as defined in Section 2.6 above. The form and terms of such release shall not be unreasonable, and shall be no less favorable to you than those applied to any other executive officer of the Company during the preceding two year period. Such release shall not require you to waive any payments or benefits due or other rights upon termination pursuant to Section 2.2(b) or Section 2.3 as expressly provided in this Agreement or in respect of stock options, restricted stock, restricted stock units or benefit plans and arrangements as expressly provided in this Agreement, or, as expressly provided in the applicable documents governing such plans or arrangements. The terms of such release shall not be inconsistent with the terms of this Agreement, and shall not impose any financial, non-compete or non-solicit obligations or conditions on you that are not already expressly imposed by this Agreement.

2.8           Upon termination of your employment for any reason, (i) you shall be entitled to receive accrued salary to the date of termination of employment plus any previously awarded but not yet paid bonus for any completed fiscal year; (ii) you shall be entitled to reimbursement for business expenses incurred through the date of termination consistent with and subject to the Company's policies and the terms of this Agreement; and (iii) your rights under employee benefits plans and arrangements of any members of the ATMI Group shall be determined in accordance with the provisions of such plans and arrangements and applicable law except to the extent this Agreement expressly provides otherwise. Upon termination of your employment, you shall not be entitled to any other payment or compensation from any member of the ATMI Group in respect of your employment or the termination thereof except (in the case termination pursuant to Section 2.2(b) or 2.3) as provided in Sections 2.5 and 2.6 (if applicable). No later than ten (10) days after the date of termination of your employment for any reason, you shall return to the Company all records and other personal property of the ATMI Group in your possession or control, including all confidential, proprietary or trade secret information of the ATMI Group but you shall not be required to return copies of this Agreement, any other agreements between you and any member of the ATMI Group and any materials describing the benefit plans or arrangements in which you are participating.

2.9           You shall have no duty to mitigate the severance amounts or any other amounts payable to you hereunder, and such amounts shall not be subject to reduction for any compensation or benefits received by you from employment in any capacity or other source following the termination of your employment with the ATMI Group.

3.           Compensation.

3.1           The Company shall pay to you for the services to be rendered hereunder a Base Salary at the annual rate of $314,000. Such Base Salary shall be payable periodically in conformity with the Company's payroll practices for executives as modified from time to time but not less frequently than monthly. Such Base Salary may be increased but not decreased from time to time as determined by the Company in its discretion (such base salary as it is so increased, your “Base Salary”).

3.2           You shall be entitled to participate in the ATMI Management Incentive Compensation Plan and any other incentive compensation programs for similarly situated executives of the ATMI Group. In connection with this incentive compensation opportunity, it is expected that you will receive a letter on or about January 1 of each year, reflecting your MBO goals for such year. The actual amount of any incentive compensation award to you will be in the discretion of the Board of Directors of the Company or an appropriate committee thereof.

4.           Other Benefits.

4.1           You shall be entitled to vacation in accordance with the vacation policy of the ATMI Group applicable to similarly situated executives as the same may be in effect from time to time, but no less than four weeks per year, without loss of compensation or other benefits to which you are entitled under this Agreement, to be taken at such times as you may reasonably select with carryover to the extent permitted by Company policy.

4.2           You will be eligible to participate in all other employee benefits and perquisites generally available to similarly situated officers or employees of the ATMI Group, as the same may be in effect from time to time.

4.3           You shall be eligible to receive additional compensation, including grants of employee stock options, restricted stock and/or restricted stock units, as determined by the Compensation Committee of the Board of Directors of the Company in its discretion.

4.4           You shall be entitled to be reimbursed for all reasonable and necessary expenses incurred in connection with the performance of your duties hereunder provided that you shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policy from time to time adopted by the Company and/or ATMI Sub.  All reimbursements of expenses provided for under the terms of this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect expenses eligible for reimbursement in any other taxable year; (ii) reimbursement shall be made no later than the end of the year after the year in which the expense was incurred; and (iii) the right to reimbursement of an in-kind benefit (if any) shall not be subject to liquidation or exchange for another benefit.

4.5           All compensation payable to you in connection with your employment hereunder shall be subject to all legally required and customary withholdings.

5.           Other Activities During Employment.

5.1           Except with the prior written consent of the Company’s Board of Directors, which consent shall not be unreasonably withheld, you will not during the term of this Agreement undertake or engage in any other employment or occupation. This provision shall not be deemed to preclude membership in professional societies, lecturing or the acceptance of honorary positions, or participation in charitable and other community activities that are in any case incidental to your employment by the Company, which are not adverse or antagonistic to or competitive with the ATMI Group, its business or prospects, financial or otherwise and are consistent with your obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates.

5.2           Subject to Section 5.3, during the term of your employment by the Company, except on behalf of the ATMI Group, you will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, provide services to or have a financial interest in any other person, corporation, firm, partnership or other entity whatsoever that directly competes with the ATMI Group, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the ATMI Group.

5.3           Notwithstanding the foregoing, this Section 5 shall not prohibit you from owning (i) as a passive investor only, an aggregate of not more than one percent (1%) of the total stock or equity interests or publicly-traded options to purchase stock of any publicly-traded company or partnership (and employee stock options of a former employer currently held by you), or (ii) stock or equity interests owned in publicly-available mutual funds or other similar investment vehicles.

6.           Former Employment.

6.1           You represent and warrant that your employment by the Company and performance of your obligations hereunder will not conflict with any agreement to which you are a party.

6.2           You agree that you will not wrongfully use any confidential information obtained from any prior employment or service relationship in connection with your employment by the Company.

7.           Confidentiality.

7.1           You recognize that during the course of your employment hereunder, you will have access to confidential and proprietary information, including, but not limited to, business documents or information, research and marketing data, customer lists, computer programs, processes, techniques, know-how, trade secrets, formulae, manufacturing processes and inventions, as well as certain information concerning employees, partners or customers of the ATMI Group. This information shall be known as “Confidential Information” and shall include all information described in the preceding sentence, whether previously existing, now existing or arising hereafter, whether conceived or developed by others or by you alone or with others, and whether or not conceived or developed during regular business hours. Confidential Information does not include information that is publicly known or generally known within the ATMI Group's industry in either case without wrongful disclosure by you.

7.2           Subject to Section 7.4, you will not, either during the term of your employment with the Company or thereafter, remove, disclose or cause the disclosure of any Confidential Information except as removal or disclosure may be required or appropriate in connection with your work for the Company. You will take all reasonable steps necessary to ensure that Confidential Information in your possession will not become known to third parties without the Company's prior approval except in the proper conduct of your duties.

7.3           You will not, either during the term of your employment with the Company or thereafter, directly or indirectly, without authorization which after your term of employment shall be in writing, use or cause or permit the use of Confidential Information either for your own benefit or for the benefit of anyone other than the ATMI Group.

7.4           The provisions of this Section 7 shall not prohibit you from disclosing Confidential Information to the extent required by law or regulation or any court order or any government or administrative agency order provided that, in the event that any such disclosure is required, you give the Company prompt notice thereof and cooperate as reasonably requested by the Company with any actions to limit or prevent such disclosure or to obtain a protective order or similar arrangement.

8.           Post-Employment Activities.

8.1           You understand and acknowledge that the provisions of this Section 8 are necessary to protect the legitimate business interests of the ATMI Group and are fair and reasonable for numerous reasons, including your receipt of the consideration expressed in this Agreement. In addition, as a result of your executive position with the Company, you will have access to significant confidential, proprietary or trade secret information of the ATMI Group, so that, if you were employed by a competitor of the ATMI Group, there would be a substantial risk to the ATMI Group of your use of its confidential, proprietary or trade secret information. Likewise, you acknowledge that given your access to confidential and proprietary information of the ATMI Group and access to the employees and customers of the ATMI Group, solicitation of employees and other activities of the type described in this Section could be particularly damaging to the ATMI Group. Based on the foregoing, for a period of twelve (12) months after the termination of your employment with the Company, absent the prior approval of the Company's Board of Directors, you will not directly or indirectly:

(a) render any services to, or engage in any activities for, any other person, firm, corporation or business organization which is a supplier of specialty materials to the semiconductor industry, which services or activities relate to any product, process, technology or service in existence or under development which substantially resembles or competes with a product, process, or service of the ATMI Group in existence or under development;

(b) solicit, induce or encourage any employee of the ATMI Group to leave his or her employ or offer or cause to be offered employment to any person who is or was employed by the ATMI Group at any time during the six (6) months prior to the termination of your employment with the ATMI Group; the foregoing does not apply to employees who have been terminated by the ATMI Group or to your use of general advertising which is not specifically directed at ATMI Group employees;

(c) entice, induce or encourage any of the ATMI Group's other employees or any other person or entity to engage in any activity which, were it done by you, would violate any provision of this Section 8; or

(d) otherwise wrongfully interfere with or disrupt the business or activities of the ATMI Group.

8.2           Upon your written request to the Company specifying the activities proposed to be conducted by you, the Company may in its discretion, subject to the concurrence of the Board of Directors of the Company, give you written approval(s) to engage personally in any activity or render services referred to in Section 8.1 upon receipt of written assurances (satisfactory to the Company and its counsel in their discretion) from you and from your prospective employer(s) that the integrity of the provisions of Section 7 and Section 8.1 will not in any way be jeopardized or violated by such activities; provided, however, the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon you and your prospective employer(s).

9.           Remedies.

Your duties under Section 7 and Section 8 shall survive termination of your employment with the Company. You acknowledge and agree that any breach by you of any of the provisions of Section 7 or Section 8.1 of this Agreement will result in irreparable and continuing damage to the Company and that a remedy at law for any breach or threatened breach by you of the provisions of Section 7 or Section 8.1 would be inadequate, and you therefore agree that the Company shall be entitled to temporary, preliminary and permanent injunctive relief in case of any such breach or threatened breach, without any requirement of proving actual damages or posting of bond. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy available to it at law or in equity, the parties having agreed that all remedies are cumulative.

10.           Miscellaneous.

10.1           This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, consolidation or other business combinations and any assignee of all or substantially all of its business and properties or the business or properties of the Company or any subsidiary or division thereof, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or you. The foregoing shall not limit the entitlement of your estate upon your death (or your legal representative in the event of your disability) to enforce your rights hereunder (including but not limited to your right to payment of amounts provided hereunder) in accordance with the terms hereof.

10.2           In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the parties expressly agree that a court may rewrite and modify such provisions so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

10.3           All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

ATMI, Inc.
7 Commerce Drive
Danbury, CT 06810
Facsimile No. (203) 797-2544
Attention: Chief Financial Officer

If to you:

Ms. Ellen Harmon
16 Hillandale Road
Rye Brook, NY  10573

10.4           This Agreement may be waived only by a writing signed by the waiving party. If either party shall waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.5           The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

10.6           This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction. Each party hereby agrees to accept the non-exclusive jurisdiction of the courts of the State of Connecticut, and those of the United States of America situated in the State of Connecticut, for the adjudication of any dispute arising out of this Agreement. Each party hereby irrevocably (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in any Connecticut or United States federal court located in Connecticut; (2) consents to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waives any objection which it may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; and (4) agrees that Connecticut is the most convenient forum for litigation of any such suit, action or legal proceeding.

10.7           This Agreement and the Proprietary Information and Inventions Agreement, represent the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and you with respect to the matters covered hereby.

10.8           This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

10.9           You acknowledge that you had the opportunity to have this Agreement reviewed by an attorney prior to your execution of this Agreement.

10.10           You will be entitled to full indemnification with respect to any and all claims and liabilities (and all related legal fees and expenses reasonably incurred by you or on your behalf) asserted against you in your capacity as an officer or director of the Company or ATMI Sub or any member of the ATMI Group to the maximum extent provided in their charter documents as amended from time to time, copies of which (as to the Company and ATMI Sub) have been provided to you, and in accordance with Delaware law. You will be entitled to coverage as an officer of the Company and ATMI Sub pursuant to director and officer liability insurance coverage obtained by members of the ATMI Group on the same basis as such coverage is made available to similarly situated officers of ATMI Group companies.

[signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

ATMI, INC.

By: /s/ DOUGLAS A. NEUGOLD
Name: Douglas A. Neugold
Title: Chairman, Chief Executive Officer and President

Accepted and agreed as of the date
first written above:

  /s/ ELLEN T. HARMON
Ellen T. Harmon